Exhibit 99.1

CONTACT:

Mackenzie Aron, VP Investor Relations

(480) 734-2060

investor@taylormorrison.com

Taylor Morrison Reports Fourth Quarter 2022 Results, Including Earnings per Diluted Share of $2.51 and Adjusted Earnings per Diluted Share of $2.93

SCOTTSDALE, Ariz., Feb. 15, 2023—Taylor Morrison Home Corporation (NYSE: TMHC), a leading national land developer and homebuilder, announced results for the fourth quarter ended December 31, 2022. Reported net income in the fourth quarter was $275 million, or $2.51 per diluted share. Adjusted net income was $321 million, or $2.93 per diluted share, after excluding charges related to impairments and pre-acquisition abandonments as well as a gain on an extinguishment of debt.

Fourth quarter 2022 highlights included the following, as compared to the fourth quarter 2021:

•	Home closings declined 11 percent to 3,797 homes, which generated revenue of $2.4 billion.

•	Home closings gross margin improved 190 basis points to 23.5 percent on a reported basis and 290 basis points to 24.5 percent excluding inventory impairment charges.

•	Net sales orders declined 42 percent to 1,810, which represented a monthly absorption pace of 1.9 per community.

•	SG&A as a percentage of home closings revenue declined 50 basis points to 7.3 percent.

•	Homebuilding lot supply decreased three percent to approximately 75,000 owned and controlled homesites.

•	Controlled lots as a percentage of total lot supply increased approximately 300 basis points to 41 percent.

Full-year 2022 highlights included the following, as compared to 2021:

•	Home closings declined eight percent to 12,647 homes, which generated revenue of $7.9 billion.

•	Home closings gross margin improved 490 basis points to 25.2 percent on a reported basis and 520 basis points to 25.5 percent excluding inventory impairment charges.

•	SG&A as a percentage of home closings revenue declined 110 basis points to 8.2 percent.

•	Repurchased 14.6 million shares outstanding, or approximately 12 percent, for $376 million.

•	Book value per share increased 33 percent to $42.38.

•	Return on equity improved 690 basis points to 24.4 percent.

“Our team’s strong fourth quarter execution wrapped up a historic year for Taylor Morrison, marked by record levels of profitability and operational performance. Despite the swift change in housing market conditions that unfolded during the year, our teams delivered over 12,600 homes at a record adjusted home closings gross margin of 25.5%, which was up more than 500 basis points, and all-time low SG&A ratio of 8.2% in 2022. This produced a nearly-60% increase in our net income on a 10% increase in total revenue,” said Sheryl Palmer, Taylor Morrison Chairman and CEO.

“These earnings drove strong cash flow, which we deployed to further strengthen our balance sheet by significantly reducing our net homebuilding leverage to 24% from 34% at the end of 2021 and repurchase approximately 12% of our shares outstanding, after investing $1.6 billion into our core homebuilding business. As a result, our book value per share increased 33% to more than $42 and our return on equity improved nearly 700 basis points to over 24%. In total, these record results validate the transformational impacts of our successful integrations and operational strategies that have made us a stronger company with enhanced earnings power and increased optionality with which to invest for long-term, profitable growth.”

Palmer continued, “we benefit from the well-balanced, diverse mix of our portfolio and operating strategy. Having expanded our market footprint and product positioning in recent years through our acquisitions and smart organic growth, we serve a broad range of consumers in the entry-level, first-and-second move-up and resort lifestyle segments across the country. With each of these consumer groups demanding varying levels of home specification and affordability considerations, we have a dynamic and flexible operating strategy that allows us to best serve each of these segments and respond quickly to market conditions, community by community to maximize our performance. Since interest rates began rising last year, this flexible but prudent approach has driven important shifts in our pricing strategies, starts volume and land investments as we quickly adapted to minimize risk and recalibrate affordability. The success of these strategies was evident in our fourth quarter results and have been even more encouraging thus far in the new year.”

Lou Steffens, Executive Vice President and Chief Financial Officer, said “we generated $1.1 billion of cash flow from operations during the year, which was up from $377 million in 2021. In addition, we took several steps to further solidify our strong capital position during the year and ended the quarter with $1.8 billion of total liquidity, leaving us with ample flexibility to take advantage of investment opportunities as the market evolves.”

Business Highlights (All comparisons are of the current quarter to the prior-year quarter, unless indicated.)

Homebuilding

•	Home closings revenue declined less than one percent to $2.4 billion, driven by an 11 percent decline in home closings to 3,797, offset by a 12 percent increase in average closing price to $626,000.

•

Home closings gross margin improved 190 basis points to 23.5 percent on a reported basis and 290 basis points to 24.5 percent adjusted for inventory impairment charges. The improvement was driven by pricing gains achieved in prior quarters and the ongoing benefit of operational enhancements, which offset higher construction costs and the impact from increased incentives and other price adjustments offered in response to weaker market conditions.

•

SG&A as a percentage of home closings revenue declined 50 basis points to 7.3 percent, an all-time low, driven by lower performance-based compensation costs as well as enhanced sales and marketing efficiencies.

•

Net sales orders of 1,810 were down 42 percent. The decline was driven by a 41 percent reduction in the monthly absorption pace to 1.9 net sales orders per community, increased cancellations and a two percent decline in ending communities.

•

The average net sales order price decreased 11 percent to $578,000, driven by an increase in the percentage of spec home sales and entry-level home sales compared to the year-ago period, as well as net pricing adjustments on new orders and homes in backlog.

•

Cancellations increased to 7.3% of beginning backlog from 4.3% in the prior quarter and 2.7% a year ago, although this was roughly in-line with the long-term average. As a percentage of gross orders, cancellations increased to 24.4% from 15.6% in the prior quarter and 8.2% a year ago.

•	Backlog at the end of the quarter was 5,954 sold homes with a sales value of $4.1 billion, which was backed by a record level of customer deposits at approximately $70,000, or 10% per home.

Land Portfolio

•

In the fourth quarter, investment in homebuilding land acquisition and development totaled $373 million, down 23 percent from $482 million a year ago. Development-related spend accounted for 64 percent of the fourth quarter total versus 49 percent a year ago. In 2022, homebuilding land acquisition and development spend totaled $1.6 billion, down from $1.9 billion in 2021.

•	Homebuilding lot supply was approximately 75,000 owned and controlled homesites, down three percent.

•	Controlled homebuilding lots as a percentage of total lot supply was 41 percent, up from 38 percent.

•	Based on trailing twelve-month home closings, total homebuilding lots represented 3.5 years of owned supply and 5.9 years of total supply.

Financial Services

•	The mortgage capture rate equaled 78 percent.

•	Borrowers had an average credit score of 753 and debt-to-income ratio of 39 percent.

Balance Sheet

•

At year end, total available liquidity was approximately $1.8 billion, including $724 million of unrestricted cash and $1.1 billion of capacity on the Company’s revolving credit facilities, which were undrawn outside of normal letters of credit.

•

The net homebuilding debt-to-capital ratio was 24.0 percent, down from 34.1 percent a year ago. Excluding $724 million of unrestricted cash on hand, the gross homebuilding debt-to-capital ratio was 32.0 percent.

•

In the fourth quarter, the Company repurchased 1.6 million of its outstanding shares for $41 million at an average share price of $25.11. In 2022, the Company repurchased a total of 14.6 million of its shares outstanding, representing approximately 12 percent of beginning diluted shares outstanding, for $376 million at an average price of $25.83. At year end, the Company had $279 million remaining on its $500 million share repurchase authorization.

Business Outlook

First Quarter 2023

•	Ending active community count is expected to be between 325 to 330

•	Home closings are expected to be between 2,300 to 2,400

•	Average closing price is expected to be between $630,000 to $640,000

•	GAAP home closings gross margin is expected to be approximately 23.5 percent

•	SG&A as a percentage of home closings revenue is expected to be approximately 11%

•	Effective tax rate is expected to be approximately 25 percent

•	Diluted share count is expected to be approximately 110 million

Full Year 2023

•	Home closings are expected to be between 10,000 to 11,000

•	Effective tax rate is expected to be approximately 25 percent

•	Diluted share count is expected to be approximately 110 million

•	Homebuilding land and development spend is expected to be similar to 2022

Quarterly Financial Comparison

($ in thousands)	Q4 2022	Q4 2021	Q4 2022 vs. Q4 2021
Total Revenue	$2,492,126	$2,505,422	(0.5)%
Home Closings Revenue	$2,378,167	$2,391,130	(0.5)%
Home Closings Gross Margin	$558,457	$515,827	8.3%
	23.5%	21.6%	190 bps increase
Adjusted Home Closings Gross Margin	$583,327	$515,827	13.1%
	24.5%	21.6%	290 bps increase
SG&A	$173,357	$185,669	(6.6)%
% of Home Closings Revenue	7.3%	7.8%	50 bps leverage

Annual Financial Comparison

($ in thousands)	2022	2021	2022 vs. 2021
Total Revenue	$8,224,917	$7,501,265	9.6%
Home Closings Revenue	$7,889,371	$7,171,433	10.0%
Home Closings Gross Margin	$1,984,913	$1,457,528	36.2%
	25.2%	20.3%	490 bps increase
Adjusted Home Closings Gross Margin	$2,009,783	$1,457,528	37.9%
	25.5%	20.3%	520 bps increase
SG&A	$643,212	$668,342	(3.8)%
% of Home Closings Revenue	8.2%	9.3%	110 bps leverage

Earnings Conference Call Webcast

A public webcast to discuss the Company’s fourth quarter 2022 earnings will be held later today at 8:30 a.m. EST. A live audio webcast of the conference call will be available on the Investor Relations portion of Taylor Morrison’s website at www.taylormorrison.com under the Events & Presentations tab.

For call participants, the dial-in number is (844) 200-6205 and conference ID is 324181. The call will be recorded and available for replay on the Company’s website later today and will be available for one year from the date of the original earnings call.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up, luxury and resort lifestyle homebuyers and renters under our family of brands—including Taylor Morrison, Esplanade, Darling Homes Collection by Taylor Morrison and Yardly. From 2016-2023, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our strong commitment to sustainability, our communities, and our team is highlighted in our latest Environmental, Social, and Governance (ESG) Report on our website.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words ““anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will,” “can,” “could,” “might,” “should” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: inflation or deflation; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; the scale and scope of the ongoing COVID-19 pandemic; the seasonality of our business; the physical impacts of climate change and the increased focus by third-parties on sustainability issues; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Home closings revenue, net	$2,378,167	$2,391,130	$7,889,371	$7,171,433
Land closings revenue	14,419	20,271	81,070	99,444
Financial services revenue	37,072	45,111	135,491	164,615
Amenity and other revenue	62,468	48,910	118,985	65,773

Total revenue	2,492,126	2,505,422	8,224,917	7,501,265
Cost of home closings	1,819,710	1,875,303	5,904,458	5,713,905
Cost of land closings	13,505	15,249	63,644	83,853
Financial services expenses	17,868	25,713	83,960	101,848
Amenity and other expense	41,225	36,871	80,489	53,778

Total cost of revenue	1,892,308	1,953,136	6,132,551	5,953,384
Gross margin	599,818	552,286	2,092,366	1,547,881
Sales, commissions and other marketing costs	118,124	119,678	398,074	400,376
General and administrative expenses	55,232	65,991	245,138	267,966
Net loss/(income) from unconsolidated entities	11,198	(1,861)	14,184	(11,130)
Interest expense, net	3,851	3,197	17,674	3,792
Other expense, net	43,218	22,703	38,497	23,769
Gain on extinguishment of debt, net	(334)	—	(13,876)	—

Income before income taxes	368,529	342,578	1,392,675	863,108
Income tax provision	93,128	59,876	336,428	180,741

Net income before allocation to non-controlling interests	275,401	282,702	1,056,247	682,367
Net income attributable to non-controlling interests - joint ventures	(70)	(9,978)	(3,447)	(19,341)

Net income available to Taylor Morrison Home Corporation	$275,331	$272,724	$1,052,800	$663,026

Earnings per common share
Basic	$2.54	$2.22	$9.16	$5.26
Diluted	$2.51	$2.19	$9.06	$5.18
Weighted average number of shares of common stock:
Basic	108,277	122,694	114,982	126,077
Diluted	109,643	124,572	116,221	128,019

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$724,488	$832,821
Restricted cash	2,147	3,519

Total cash, cash equivalents, and restricted cash	726,635	836,340
Owned inventory	5,346,905	5,444,207
Consolidated real estate not owned	23,971	55,314

Total real estate inventory	5,370,876	5,499,521
Land deposits	263,356	229,535
Mortgage loans held for sale	346,364	467,534
Derivative assets	1,090	2,110
Lease right of use assets	90,446	85,863
Prepaid expenses and other assets, net	264,302	314,986
Other receivables, net	191,504	150,864
Investments in unconsolidated entities	282,900	171,406
Deferred tax assets, net	67,656	151,240
Property and equipment, net	202,398	155,181
Goodwill	663,197	663,197

Total assets	$8,470,724	$8,727,777

Liabilities
Accounts payable	$269,761	$253,348
Accrued expenses and other liabilities	490,253	525,209
Lease liabilities	100,174	96,172
Customer deposits	412,092	485,705
Estimated development liabilities	43,753	38,923
Senior notes, net	1,816,303	2,452,322
Loans payable and other borrowings	361,486	404,386
Revolving credit facility borrowings	—	31,529
Mortgage warehouse borrowings	306,072	413,887
Liabilities attributable to consolidated real estate not owned	23,971	55,314

Total liabilities	$3,823,865	$4,756,795
Stockholders’ Equity
Total stockholders’ equity	4,646,859	3,970,982

Total liabilities and stockholders’ equity	$8,470,724	$8,727,777

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended December 31,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
($ in thousands)	2022	2021	Change	2022	2021	Change	2022	2021	Change
East	1,612	1,547	4.2%	$916,509	$794,636	15.3%	$569	$514	10.7%
Central	1,082	1,165	(7.1)	667,040	628,476	6.1	616	539	14.3
West	1,103	1,571	(29.8)	794,618	968,018	(17.9)	720	616	16.9

Total	3,797	4,283	(11.3)%	$2,378,167	$2,391,130	(0.5)%	$626	$558	12.2%

	Twelve Months Ended December 31,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
($ in thousands)	2022	2021	Change	2022	2021	Change	2022	2021	Change
East	4,764	5,011	(4.9)%	$2,673,951	$2,358,842	13.4%	$561	$471	19.1%
Central	3,359	3,411	(1.5)	2,014,869	1,730,157	16.5	600	507	18.3
West	4,524	5,277	(14.3)	3,200,551	3,082,434	3.8	707	584	21.1

Total	12,647	13,699	(7.7)%	$7,889,371	$7,171,433	10.0%	$624	$524	19.1%

Net Sales Orders:

	Three Months Ended December 31,
	Net Sales Orders			Sales Value			Average Selling Price
($ in thousands)	2022	2021	Change	2022	2021	Change	2022	2021	Change
East	939	1,037	(9.5)%	$527,898	$606,293	(12.9)%	$562	$585	(3.9)%
Central	310	957	(67.6)	184,422	615,908	(70.1)	595	644	(7.6)
West	561	1,130	(50.4)	334,113	802,097	(58.3)	596	710	(16.1)

Total	1,810	3,124	(42.1)%	$1,046,433	$2,024,298	(48.3)%	$578	$648	(10.8)%

	Twelve Months Ended December 31,
	Net Sales Orders			Sales Value			Average Selling Price
($ in thousands)	2022	2021	Change	2022	2021	Change	2022	2021	Change
East	4,128	5,395	(23.5)%	$2,504,696	$2,940,724	(14.8)%	$607	$545	11.4%
Central	2,289	3,800	(39.8)	1,478,528	2,277,842	(35.1)	646	599	7.8
West	3,070	5,215	(41.1)	2,212,999	3,482,557	(36.5)	721	668	7.9

Total	9,487	14,410	(34.2)%	$6,196,223	$8,701,123	(28.8)%	$653	$604	8.1%

Sales Order Backlog:

	As of December 31,
	Sold Homes in Backlog			Sales Value			Average Selling Price
($ in thousands)	2022	2021	Change	2022	2021	Change	2022	2021	Change
East	2,583	3,219	(19.8)%	$1,733,062	$1,902,318	(8.9)%	$671	$591	13.5%
Central	1,717	2,787	(38.4)	1,211,493	1,747,834	(30.7)	706	627	12.6
West	1,654	3,108	(46.8)	1,119,432	2,106,984	(46.9)	677	678	(0.1)

Total	5,954	9,114	(34.7)%	$4,063,987	$5,757,136	(29.4)%	$683	$632	8.1%

Ending Active Selling Communities:

	As of
	December 31, 2022	December 31, 2021	Change
East	106	123	(13.8)%
Central	104	102	2.0
West	114	105	8.6

Total	324	330	(1.8)%

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we have provided information in this press release relating to: (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin, (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio.

Adjusted net income, adjusted earnings per common share and adjusted income before income taxes and related margin are non-GAAP financial measures that reflect the net income/(loss) available to the Company excluding, to the extent applicable in a given period, the impact of inventory impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges and gains on land transfers and extinguishment of debt, net, and in the case of adjusted net income and adjusted earnings per common share, the tax impact due to such items.

EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude interest expense/(income), net, amortization of capitalized interest, income taxes, depreciation and amortization (EBITDA), non-cash compensation expense, if any, inventory impairment charges, impairment of investments in unconsolidated entities, pre-acquisition abandonment charges, and gains on land transfers and extinguishment of debt, net.

Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, plus unamortized debt issuance cost/(premium), net, and less mortgage warehouse borrowings, net of unrestricted cash and cash equivalents, by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity).

Adjusted home closings gross margin is a non-GAAP financial measure based on GAAP home closings gross margin (which is inclusive of capitalized interest), excluding inventory impairment charges.

Beginning with the fourth quarter of 2022, we are excluding the impact of pre-acquisition abandonment charges and impairment of investments in unconsolidated entities from our calculation of adjusted net income, adjusted earnings per common share, adjusted income before income taxes and related margin, and Adjusted EBITDA, as we believe such adjustments are not characteristic of our ongoing operations and that such presentation is consistent with other companies in the homebuilding industry, thereby facilitating a comparison of our performance with peers. Prior-period measures have been recast to reflect the revised calculation.

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our regions, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage and to evaluate our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above-described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted net income, adjusted earnings per common share, adjusted income before income taxes and related margin, as well as EBITDA and adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason. We believe that adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the varying effects of items or transactions we do not believe are characteristic of our ongoing operations or performance.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

Adjusted Net Income and Adjusted Earnings Per Common Share

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands, except per share data)	2022	2021	2022	2021
Net income available to TMHC	$275,331	$272,724	$1,052,800	$663,026
Inventory impairment charges(1)	24,870	—	24,870	—
Impairment of investment in unconsolidated entities(2)	11,186	—	14,714	—
Pre-acquisition abandonment charges(3)	24,903	5,119	33,240	7,553
Gain on land transfers(3)	—	—	(14,508)	—
Gain on extinguishment of debt, net(4)	(334)	—	(13,876)	—
Tax impact due to above non-GAAP reconciling items	(14,726)	(1,216)	(10,654)	(1,795)

Adjusted net income	$321,230	$276,627	$1,086,586	$668,784

Basic weighted average number of shares	108,277	122,694	114,982	126,077
Adjusted earnings per common share - Basic	$2.97	$2.25	$9.45	$5.30
Diluted weighted average number of shares	109,643	124,572	116,221	128,019
Adjusted earnings per common share - Diluted	$2.93	$2.22	$9.35	$5.22

(1)	Charge included in Cost of home closings on the Consolidated Statement of Operations
(2)	Charge included in Net loss/(income) from unconsolidated entities on the Consolidated Statement of Operations
(3)	Charge included in Other expense, net on the Consolidated Statement of Operations
(4)	Gain included in Gain on extinguishment of debt, net on the Consolidated Statement of Operations

Adjusted Income Before Income Taxes and Related Margin

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands)	2022	2021	2022	2021
Income before income taxes	$368,529	$342,578	$1,392,675	$863,108
Inventory impairment charges	24,870	—	24,870	—
Impairment of investment in unconsolidated entities	11,186	—	14,714	—
Pre-acquisition abandonment charges	24,903	5,119	33,240	7,553
Gain on land transfers	—	—	(14,508)	—
Gain on extinguishment of debt, net	(334)	—	(13,876)	—

Adjusted income before income taxes	$429,154	$347,697	$1,437,115	$870,661

Total revenue	$2,492,126	$2,505,422	$8,224,917	$7,501,265
Income before income taxes margin	14.8%	13.7%	16.9%	11.5%
Adjusted income before income taxes margin	17.2%	13.9%	17.5%	11.6%

Adjusted Home Closings Gross Margin

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands)	2022	2021	2022	2021
Home closings revenue	$2,378,167	$2,391,130	$7,889,371	$7,171,433
Cost of home closings	$1,819,710	$1,875,303	$5,904,458	$5,713,905

Home closings gross margin	$558,457	$515,827	$1,984,913	$1,457,528
Inventory impairment charges	24,870	—	24,870	—

Adjusted home closings gross margin	$583,327	$515,827	$2,009,783	$1,457,528

Home closings gross margin as a percentage of home closings revenue	23.5%	21.6%	25.2%	20.3%
Adjusted home closings gross margin as a percentage of home closings revenue	24.5%	21.6%	25.5%	20.3%

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands)	2022	2021	2022	2021
Net income before allocation to non-controlling interests	$275,401	$282,702	$1,056,247	$682,367
Interest expense, net	3,851	3,197	17,674	3,792
Amortization of capitalized interest	40,836	50,387	138,460	149,733
Income tax provision	93,128	59,876	336,428	180,741
Depreciation and amortization	2,710	1,871	7,565	8,138

EBITDA	$415,926	$398,033	$1,556,374	$1,024,771
Non-cash compensation expense	9,427	4,815	26,901	19,943
Inventory impairment charges	24,870	—	24,870	—
Impairment of investment in unconsolidated entities	11,186	—	14,714	—
Pre-acquisition abandonment charges	24,903	5,119	33,240	7,553
Gain on land transfers	—	—	(14,508)	—
Gain on extinguishment of debt, net	(334)	—	(13,876)	—

Adjusted EBITDA	$485,978	$407,967	$1,627,715	$1,052,267

Total revenue	$2,492,126	$2,505,422	$8,224,917	$7,501,265
Net income before allocation to non-controlling interests as a percentage of total revenue	11.1%	11.3%	12.8%	9.1%
EBITDA as a percentage of total revenue	16.7%	15.9%	18.9%	13.7%
Adjusted EBITDA as a percentage of total revenue	19.5%	16.3%	19.8%	14.0%

Debt to Capitalization Ratios Reconciliation

($ in thousands)	As of December 31, 2022	As of September 30, 2022	As of December 31, 2021
Total debt	$2,483,861	$2,729,924	$3,302,124
Plus: unamortized debt issuance cost/(premium), net	10,767	11,242	(2,322)
Less: mortgage warehouse borrowings	(306,072)	(146,335)	(413,887)

Total homebuilding debt	$2,188,556	$2,594,831	$2,885,915
Total equity	4,646,859	4,403,466	3,970,982

Total capitalization	$6,835,415	$6,998,297	$6,856,897

Total homebuilding debt to capitalization ratio	32.0%	37.1%	42.1%
Total homebuilding debt	$2,188,556	$2,594,831	$2,885,915
Less: cash and cash equivalents	(724,488)	(329,244)	(832,821)

Net homebuilding debt	$1,464,068	$2,265,587	$2,053,094
Total equity	4,646,859	4,403,466	3,970,982

Total capitalization	$6,110,927	$6,669,053	$6,024,076

Net homebuilding debt to capitalization ratio	24.0%	34.0%	34.1%